FOR IMMEDIATE RELEASE
December 3, 2009	Contact:	Chance Patterson, 240-662-5604 or
Chance_Patterson@discovery.com

     DISCOVERY COMMUNICATIONS NAMES MARK HOLLINGER PRESIDENT AND CEO, DISCOVERY NETWORKS INTERNATIONAL

Silver Spring, Md. – Discovery Communications today announced that Chief Operating Officer and long-time Discovery executive Mark Hollinger has been named President and CEO of Discovery Networks International. Greg Ricca, current President and CEO of Discovery Networks International, will leave the company following a period of transition.

“Mark has been my most trusted partner at Discovery. He has been critical to building Discovery into the number one nonfiction media company and creating the best global footprint in all of media,” said David Zaslav, President and CEO of Discovery Communications, to whom Hollinger reports. “Building strong brands and growing audience share around the world is one of our key growth opportunities, and Mark’s fluency in Discovery’s global business, strong leadership skills and vision to grow the business makes him the ideal executive to lead Discovery Networks International into the future.”

"Over the past several years, the company has successfully built upon the Discovery Channel's strength as the leading television brand in the world to launch new networks, extend our HD leadership to 45 markets, and grow audience share worldwide. I am very grateful to David for giving me this opportunity, and energized to join the talented international Discovery team. I have great confidence that Discovery's extensive global operations can continue creating strong, vibrant brands and maximize our platform position for the next phase growth," said Hollinger.

Hollinger will continue his responsibilities as Chief Operating Officer for Discovery Communications until a successor is named.

Hollinger joined Discovery Communications in 1991 as Vice President and Deputy General Counsel. In 1994, he was named Acting General Manager for Discovery Channel Asia. Based in Hong Kong, Hollinger was responsible for overseeing and coordinating all activities related to the launch and operation of Discovery Channel Asia.

In 1995, shortly after his return from Asia, Hollinger was appointed Vice President, International Business Development, in addition to his role as Vice President, Deputy General Counsel. He became Discovery’s General Counsel and also was given responsibility for Discovery’s Business Affairs group in 1996. He assumed responsibility for the Production Management department in 1999 and was named Executive Vice President, Corporate Operations in 2001. From 2003 to 2007, Hollinger was Senior Executive Vice President, Corporate Operations and General Counsel. Prior to being named COO in January 2008, he served as President, Global Businesses and Operations, and General Counsel.

Before joining Discovery, Hollinger was a Senior Associate in the entertainment department of the law firm Paul, Weiss, Rifkind, Wharton & Garrison in New York City. He also lectured on entertainment law at Columbia Law School. Hollinger received his J.D. from Yale Law School and holds a B.A. degree (summa cum laude) in history and political science from Colgate University.

About Discovery Communications

Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) is the world’s number one nonfiction media company reaching more than 1.5 billion cumulative subscribers in over 170 countries. Discovery empowers people to explore their world and satisfy their curiosity through 100-plus worldwide networks, led by Discovery Channel, TLC, Animal Planet, Science Channel, Planet Green, Investigation Discovery and HD Theater, as well as leading consumer and educational products and services, and a diversified portfolio of digital media services including HowStuffWorks.com. For more information, please visit www.discoverycommunications.com.

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